Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

ANNOUNCES BURKE W. WHITMAN AS PRESIDENT

AND CHIEF OPERATING OFFICER

NAPLES, FLORIDA (November 17, 2005) Health Management Associates, Inc. (NYSE: HMA) announced today the appointment of Mr. Burke W. Whitman, age 49, as President and Chief Operating Officer of HMA. Mr. Whitman has served as Executive Vice President and Chief Financial Officer of Triad Hospitals, Inc. (NYSE: TRI) since February 1999. Mr. Whitman is a member of the Board of the Federation of American Hospitals. He also serves as a Lt. Colonel in the U.S. Marine Corps Reserves and recently returned from serving in that capacity in Iraq. He holds a BA degree from Dartmouth College, and an MBA from Harvard University. Prior to Triad, Mr. Whitman served as President and Chief Financial Officer of Deerfield Healthcare Corporation and also was an investment banker with Morgan Stanley in New York City.

“We are extremely pleased that Burke Whitman is joining our company in this important executive role,” said Joseph V. Vumbacco, HMA’s Chief Executive Officer. “With his extensive experience in healthcare, his education and very importantly his leadership as demonstrated both in our industry and the Marine Corps, we believe he will even further strengthen our management ranks and contribute materially to the continued growth of our Company.”

Mr. Vumbacco continues as Chief Executive Officer of HMA and is being elected to the additional post of Vice Chairman.

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 17 years of uninterrupted operating earnings growth and upon completion of the previously announced transactions to acquire a controlling interest in the 84-bed Orlando Regional St. Cloud Hospital and acquire the 56-bed Barrow Community Hospital and the 95-bed Gilmore Memorial Hospital, will operate 60 hospitals in 16 states with approximately 8,545 licensed beds.

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Health Management Associates, Inc./Page 2

All references to “HMA” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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